Exhibit 99.1

ASX Announcement

26 May 2020

Coronado restarts Buchanan and Logan mines

Coronado Global Resources Inc. (“Coronado”, ASX: CRN) provides the following update regarding the restart of mining operations in the United States.

As a result of substantial inventory reduction over the past two months, the idled Buchanan and Logan mines in the US will resume production by 1 June 2020. Buchanan and Logan together provide more than 90% of Coronado’s US saleable production.

The Buchanan and Logan mines will operate at production levels sufficient to satisfy domestic metallurgical contracts and limit exposure to the volatility of European and Brazilian markets. Buchanan will continue to export hard coking coal to the Asian markets and will identify new opportunities across Coronado’s diverse global customer base. Thermal coal will no longer be produced at these mines.

The Greenbrier mine will not restart production at this time but will be assessed regularly in line with market demand.

Coronado’s Managing Director and CEO, Mr Gerry Spindler, said: “Consistent demand from our US domestic and Asian customers has seen our US stockpiles reduce considerably since we idled the US mines two months ago.

“We are restarting production at Buchanan and Logan at levels that are in line with demand from these key markets. We anticipate production at these mines will continue for the remainder of the year,” he said.

Coronado will provide a more detailed market update at the company’s AGM on 25 June 2020.

This announcement is authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

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For further information please contact:

Investors	Media
Matthew Sullivan	Brett Clegg
P: +61(0) 412 157 276	P: +61 (0) 487 436 985
E: msullivan@coronadoglobal.com.au	E: brett@kadiapartners.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com.au